Exhibit 99.1

PIONEER BANKSHARES, INC.

ANNOUNCES 2nd QUARTER 2008 EARNINGS

FOR IMMEDIATE RELEASE:

For Inquiries Contact:	Thomas R. Rosazza, President/CEO (540) 778-2294

Stanley, VA, July 21, 2008 — Pioneer Bankshares, Inc., (OTC Bulletin Board: PNBI.OB) parent Company of Pioneer Bank, reported year-to-date net earnings of $736,000 as of June 30, 2008 as compared to net earnings for the same period last year of $799,000. This represents a decrease of approximately $63,000 or 7.88%, and is primarily attributed to additional loan loss reserve allocations, interest expense related to deposit growth, and increased expenses related to shareholder and proxy matters. Earnings per share for the quarter ended June 30, 2008 were $0.30 compared to the second quarter of 2007 earnings per share of $0.36. Cumulative year-to-date earnings per share as of June 30, 2008 were $0.73 compared to $0.79 for the same period last year.

The Company had asset growth of approximately $14.3 million during the first half of 2008. Approximately $339,000 in asset growth occurred during the second quarter. The year-to-date asset growth for the Company is primarily attributed to investment and borrowing activities. Total investments in securities available for sale have increased by $8.2 million for the six month period ending June 30, 2008, as compared to total securities at December 31, 2007. Investments in interest bearing deposits increased by approximately $9.5 million for the six month period ending June 30, 2008, as compared to December 31, 2007. Total outstanding borrowings increased by approximately $10.1 million as the result of fixed low-rate advances that were obtained from the Federal Home Loan Bank of Atlanta. These borrowings were initiated primarily for investment purposes with funds generally being placed in matching term investment instruments, at a rate of interest higher than the borrowing rate.

The Company’s loan portfolio decreased by approximately $5.1 million or 4.04% during the six month period ending June 30, 2008. This decrease is primarily attributed to commercial and residential real estate loan payoffs and consumer refinancing activities. The deposit portfolio increased by $4.1 million or 3.23% during the same period, with the majority of this growth being in savings accounts and time deposits. The Company’s capital position as of June 30, 2008 was $16.5 million, or 9.94% as a percentage of total assets.

The Company’s book value as of June 30, 2008 was $16.27 per share, as compared to a book value of $16.09 per share as of December 31, 2007. This represents an increase of 1.12%. Additionally, shareholder dividend payments for the six month period ending June 30, 2008 increased by 3.57%, as compared to the same period last year.

Management recognizes that prevailing economic conditions have the potential to adversely impact the Company’s operational results, including future earnings, liquidity, and capital resources. Management continually monitors economic factors in an effort to promptly identify specific trends that could have a direct material effect on the Company.

Pioneer Bankshares, Inc. is a one-bank holding company headquartered in Page County, Virginia. It owns and operates seven branch locations. The Company’s main branch and corporate office is located in Stanley, Virginia, with other branch locations in Shenandoah, Luray, Harrisonburg (2), Stanardsville, and Charlottesville, Virginia.

Additional financial highlights for the period ending June 30, 2008 are included in the table below.

PIONEER BANKSHARES, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except for per share data)

Unaudited

	June 30, 2008	December 31, 2007
Balance Sheet Summary
Total Assets	$166,117	$151,825
Total Deposits	131,471	127,355
Total Loans, Net of Unearned	120,535	125,611
Stockholders’ Equity	16,504	16,275

	For the period ended June 30,
	2008	2007
Condensed Statement of Income
Interest and dividend income	$5,293	$5,236
Interest expense	1,990	1,881

Net interest income	3,303	3,355
Provision for loan losses	196	140

Net interest income after provision for loan losses	3,107	3,215
Non-interest income	675	553
Non-interest expense	2,679	2,564

Income before income taxes	1,103	1,204
Income tax expense	367	405

Net Income	$736	$799

Per Share Information
Earnings per share, basic and diluted	$0.73	$0.79
Dividends per share	0.29	0.28